Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2018 FIRST QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.06 Per Share Cash Dividend and Authorizes $5 Million Share Repurchase Plan

Financial Highlights

•	2018 Q1 revenue of $504.1 million
•	2018 Q1 net income attributable to Primoris of $0.7 million, or $0.01 per fully diluted share
•	2018 Q1 cash flow from operations of $3.7 million
•	Total Backlog of $2.6 billion at March 31, 2018

Dallas, TX – May 8, 2018–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2018.

The Company also announced that on May 4, 2018 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 29, 2018, payable on or about July 13, 2018.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris’ first quarter results are in line with our expectations, as growth in Master Service Agreement (“MSA”) revenue from our California utility customers and increased revenue from power and petrochemical projects helped offset the negative impact of the worse than normal weather conditions several markets.  In spite of the obvious headwinds from the seasonal nature of our work, we delivered profitable margins in each of our operating segments.

Mr. King continued, “We are seeing robust markets for services from most of our business units, and during the quarter we added sufficient new work to maintain our backlog at $2.6 billion.  We remain on pace to have another record year of revenue.   We expect our major pipeline project to kick off at the end of the second quarter; the power job in California to continue into the second half of the year; and we have started construction of a large solar installation in Texas.  Our planned acquisition of Willbros, which we anticipate closing in the second quarter, will appreciably bolster our utility MSA revenue and provide an entry into the growing transmission and distribution market.  We have successfully integrated many acquisitions during the past few years, and we expect that Willbros will provide additional opportunities for the strategic growth of Primoris.”

2018  FIRST QUARTER RESULTS OVERVIEW

Revenues for three months ended March 31, 2018 decreased by $57.4 million, or 10.2%, compared to the same period in 2017. The decrease was primarily due to the substantial completion of two large Florida pipeline projects and a petrochemical plant project in 2017. The overall decrease was partially offset by higher activity with major utility clients in California and the Midwest, progress on our Carlsbad joint venture power plant project, and a refinery project in Southern California.  Gross profit was $44.6 million for the three months ended March 31, 2018, a decrease of $10.5 million, or 19.1%, compared to the same period in 2017.  The decrease was primarily due to the substantial completion of two large Florida pipeline projects and a petrochemical plant project in 2017, partially offset by progress on our Carlsbad joint venture power plant project.  Gross profit as a percentage of revenues decreased to 8.8% in the three months ended March 31, 2018 from 9.8% in the same period in 2017 due primarily to favorable performance on the two Florida pipeline projects in 2017.

SEGMENT RESULTS

•

Power, Industrial, and Engineering (“Power”) - The Power segment operates throughout the United States and specializes in a range of services that include full EPC project delivery, turnkey construction, retrofits, upgrades, repairs, outages, and maintenance for entities in the petroleum, petrochemical, water, and other industries.

•

Pipeline and Underground (“Pipeline”) – The Pipeline segment operates throughout the United States and specializes in a range of services, including pipeline construction, pipeline maintenance, pipeline facility work, compressor stations, pump stations, metering facilities, and other pipeline related services for entities in the petroleum and petrochemical industries.

•

Utilities and Distribution (“Utilities”) – The Utilities segment operates primarily in California, the Midwest, and the Southeast regions of the United States and specializes in a range of services, including utility line installation and maintenance, gas and electric distribution, streetlight construction, substation work, and fiber optic cable installation.

•

Civil – The Civil segment operates primarily in the Southeastern and Gulf Coast regions of the United States and specializes in highway and bridge construction, airport runway and taxiway construction, demolition, heavy earthwork, soil stabilization, mass excavation, and drainage projects.

Segment Revenues

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$166,555	33.0%	$131,240	23.4%
Pipeline	57,583	11.4%	183,445	32.7%
Utilities	166,710	33.1%	116,980	20.8%
Civil	113,271	22.5%	129,837	23.1%
Total	$504,119	100.0%	$561,502	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$24,071	14.5%	$15,524	11.8%
Pipeline	7,891	13.7%	28,125	15.3%
Utilities	9,051	5.4%	8,273	7.1%
Civil	3,547	3.1%	3,131	2.4%
Total	$44,560	8.8%	$55,053	9.8%

Power, Industrial, & Engineering Segment:  Revenue increased by $35.3 million, or 26.9%, for the three months ended March 31, 2018, compared to the same period in 2017. The growth is primarily due to our Carlsbad joint venture power plant project and a monoethylene glycol plant project in Texas that started in the third quarter of 2017. In addition, a refinery project in Southern California, a LNG peak shaving plant construction project in the Northeast, and a West Texas solar electric facility increased revenue in the first quarter of 2018. The overall increase was partially offset by the substantial completions of a large petrochemical plant in Louisiana and our Wilmington joint venture power plant project in 2017.  Gross profit for the three months ended March 31, 2018, increased by $8.5 million, or 55.1%, compared to the same period in 2017.  The increase is primarily due to the revenue growth. Gross profit as a percentage of revenue increased to 14.5% during the three months ended March 31, 2018 compared to 11.8% in the same period in 2017 primarily due to a higher margin percentage realized by our Carlsbad joint venture project..

Pipeline & Underground Segment:  Revenue decreased by $125.9 million, or 68.6%, for the three months ended March 31, 2018, compared to the same period in 2017. The decrease is primarily due to the completion of two large pipeline jobs in Florida in 2017, partially offset by incremental revenue from the acquisition of Coastal during the second quarter of 2017.  Gross profit for the three months ended March 31, 2018 decreased by $20.2 million, or 71.9%, compared to the same period in 2017. The decrease is primarily attributable to the completion of the two pipeline jobs in Florida in 2017. Gross profit as a percent of revenues decreased to 13.7% during the three months ended March 31, 2018 compared to 15.3% in the same period in 2017. The decrease is primarily due to the impact of start up costs on a micro-tunneling project in Southern California.

Utilities & Distribution Segment:   Revenue increased by $49.7 million, or 42.5%, for the three months ended March 31, 2018, compared to the same period in 2017. The increase is primarily attributable to higher revenue from a collaboration MSA arrangement for a major utility customer in California, higher activity with another major utility customer in California, and increased activity with two major utility customers in the Midwest. In addition, the impact of the acquired FGC operations in the second quarter of 2017 also benefited 2018.  Gross profit for the three months ended March 31, 2018 increased by $0.8 million, or 9.4%, compared to the same period in 2017. The increase is primarily due to the growth in revenue and the impact of acquired operations, partially offset by decreases related to a client delay and unfavorable weather conditions for major utility customers in the Midwest. Gross profit as a percentage of revenues decreased to 5.4% during the three months ended March 31, 2018 compared to 7.1% in the same period in 2017 primarily as a result of lower gross margins on the collaboration MSA work, the client delay, and the unfavorable weather conditions experienced by the major utility customers in the Midwest.

Civil Segment:   Revenue decreased by $16.6 million, or 12.8%, for the three months ended March 31, 2018, compared to the same period in 2017. The decrease is primarily due to the substantial completion of a methanol plant project and a large petrochemical plant project as well as lower Texas DOT volumes. The overall decrease was partially offset by higher Louisiana DOT volumes and an increase from a Louisiana power station project that began in the fourth quarter of 2017.  Gross profit increased by $0.4 million for the three months ended March 31, 2018, compared to the same period in 2017 primarily due to higher costs on Arkansas DOT projects in the three months ended March 31, 2017. The overall increase was partially offset by the substantial completions of the methanol plant and petrochemical plant projects in 2017 and unfavorable weather conditions experienced in Texas and Louisiana during the three months ended March 31, 2018.  Gross profit as a percent of revenue increased to 3.1% during the three months ended March 31, 2018, compared to 2.4% in the same periods in 2017 primarily due to the reasons noted above.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses of $38.7 million during the three months ended March 31, 2018, decreased by $1.2 million, or 3.0%, compared to the first quarter of 2017. The primary reason for the decrease was a $3.7 million reduction in compensation related expenses, including incentive compensation accruals, and a $0.9 million decrease in legal fees. The overall decrease was partially offset by $2.6 million of incremental expense from the businesses acquired in the second quarter of 2017, and $1.6 million of expenses related to the pending Willbros merger. SG&A expense as a percentage of revenue increased to 7.7% compared to 7.1% for the corresponding period in 2017 due to the decrease in revenue. Excluding the impact of acquisitions, SG&A as a percentage of revenue increased slightly to 7.4% compared to 7.1% for the corresponding period in 2017.

The provision for income taxes for the first quarter 2018 was $0.2 million, for an effective tax rate on income attributable to Primoris of 23.5%, compared to $4.5 million, for an effective tax rate on income attributable to Primoris of 37.0%, in the first quarter 2017.  The $4.3 million decrease in income tax expense was primarily driven by an $11.3 million decrease in pre-tax income (excluding noncontrolling interests) and the Tax Cuts and Jobs Act’s reduction of the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Net income attributable to Primoris for the first quarter 2018 was $0.7 million, or $0.01 per fully diluted share, compared to $7.7 million, or $0.15 per fully diluted share, in the same period in 2017.

Fully diluted weighted average shares outstanding for the 2018 first quarter decreased slightly to 51.7 million from 51.9 million in the first quarter 2017.

OUTLOOK

Based on anticipated levels of customer maintenance, MSA spending, new project awards, and an expected corporate tax rate of 23.5%, the Company re-affirms our estimate that for the fiscal year ending December 31, 2018, net income attributable to Primoris will be between $1.50 and $1.70 per fully diluted share.  This estimate anticipates a late second quarter 2018 start date for a major pipeline project in backlog.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at March 31, 2018 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$342	$37	$379	89%
Pipeline	763	26	789	55%
Utilities	54	787	841	100%
Civil	597	—	597	52%
Total	$1,756	$850	$2,606	74%

At March 31, 2018, Fixed Backlog was $1.76 billion, compared to $1.82 billion at December 31, 2017.

At March 31, 2018, MSA Backlog was $850 million, compared to $775 million at December 31, 2017.  During the first quarter of 2018, approximately $146 million of revenue was recognized from MSA projects, a 38.8% increase over first quarter 2017 MSA revenue.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at March 31, 2018 was $2.61 billion, compared to $2.60 billion at December 31, 2017.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenues.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

SHARE REPURCHASE PLAN

The Company's Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $5 million. The share repurchase program expires December 31, 2018.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call, Tuesday, May 8, 2018 at 9:30 am Eastern Time / 8:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13679112, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2017, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue	$504,119	$561,502
Cost of revenue	459,559	506,449
Gross profit	44,560	55,053
Selling, general and administrative expenses	38,651	39,854
Operating income	5,909	15,199
Other income (expense):
Foreign exchange gain	257	23
Other income (expense), net	(12)	—
Interest income	272	69
Interest expense	(1,998)	(2,262)
Income before provision for income taxes	4,428	13,029
Provision for income taxes	(212)	(4,517)
Net income	$4,216	$8,512

Less net income attributable to noncontrolling interests	$(3,528)	$(821)

Net income attributable to Primoris	$688	$7,691

Dividends per common share	$0.060	$0.055

Earnings per share:
Basic	$0.01	$0.15
Diluted	$0.01	$0.15
Weighted average common shares outstanding:
Basic	51,479	51,594
Diluted	51,747	51,851

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$134,172	$170,385
Accounts receivable, net	260,920	291,589
Contract assets	262,932	265,902
Note receivable	10,000	—
Prepaid expenses and other current assets	21,694	15,338
Total current assets	689,718	743,214
Property and equipment, net	313,937	311,777
Intangible assets, net	42,376	44,800
Goodwill	153,374	153,374
Other long-term assets	3,042	2,575
Total assets	$1,202,447	$1,255,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$130,956	$140,943
Contract liabilities	137,380	169,101
Accrued liabilities	99,909	102,168
Dividends payable	3,092	3,087
Current portion of long-term debt	63,975	65,464
Total current liabilities	435,312	480,763
Long-term debt, net of current portion	181,972	193,351
Deferred tax liabilities	13,577	13,571
Other long-term liabilities	6,090	5,872
Total liabilities	636,951	693,557
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,701	160,502
Retained earnings	393,547	395,961
Non-controlling interest	9,243	5,715
Total stockholders’ equity	565,496	562,183
Total liabilities and stockholders’ equity	$1,202,447	$1,255,740

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$4,216	$8,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,368	14,134
Amortization of intangible assets	2,424	1,727
Stock-based compensation expense	215	459
Gain on sale of property and equipment	(1,104)	(1,308)
Other non-cash items	40	44
Changes in assets and liabilities:
Accounts receivable	30,669	36,383
Contract assets	2,970	(4,671)
Other current assets	(6,356)	1,102
Other long-term assets	(499)	(147)
Accounts payable	(9,987)	(43,997)
Contract liabilities	(31,721)	38,525
Accrued expenses and other current liabilities	(1,806)	(1,752)
Other long-term liabilities	231	77
Net cash provided by operating activities	3,660	49,088
Cash flows from investing activities:
Purchase of property and equipment	(19,125)	(19,222)
Issuance of a note receivable	(10,000)	—
Proceeds from sale of property and equipment	3,734	1,984
Net cash used in investing activities	(25,391)	(17,238)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(12,893)	(12,498)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,498	1,148
Repurchase of common stock	—	(4,999)
Dividends paid	(3,087)	(2,839)
Net cash used in financing activities	(14,482)	(19,188)
Net change in cash and cash equivalents	(36,213)	12,662
Cash and cash equivalents at beginning of the period	170,385	135,823
Cash and cash equivalents at end of the period	$134,172	$148,485